UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: December 8, 2004 (December 6, 2004)

(Date of Earliest Event Reported)

CREDENCE SYSTEMS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	000-22366	94-2878499
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1421 California Circle Milpitas, California	95035
(Address of Principal Executive Offices)	(Zip Code)

408-635-4300

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 6, 2004, the Company entered into an Amended and Restated Executive Employment Agreement, effective May 28, 2004, with Ashok Belani (the “Agreement”), the Company’s Vice Chair of the Board of Directors (the “Board”). The terms of the Agreement include the following: (i) the term of the Agreement is twenty-six (26) months from the effective date of the Agreement, unless extended by mutual agreement by the parties; (ii) for the initial fourteen (14) months of the term of the Agreement, Mr. Belani will serve as Vice Chair of the Company’s Board; (iii) for the remaining twelve (12) months of the term of the Agreement, Mr. Belani will remain employed by the Company in a position to be mutually agreed by Mr. Belani and the Company; (iv) the Company may extend the period of Mr. Belani’s employment with the Company, as further qualified in the Agreement; (v) Mr. Belani shall be paid $41,668 per month for the initial six (6) months of the term of the Agreement, $33,334 per month for the next eight (8) months of the term of the Agreement, and $10,000 per month for the remainder of the term of the Agreement; (vi) for the fiscal year 2005, Mr. Belani is eligible for an annual target incentive bonus equal to fifty percent (50%) of his annual salary for such fiscal year and, thereafter, will cease to be eligible for an annual target incentive bonus; and (vii) Mr. Belani may be entitled to receive certain separation benefits, including continued salary payments for a specified period of time.

The Agreement discussed above is attached hereto as Exhibit 10.1 and is incorporated herein by reference in its entirety.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

The following exhibit is being filed with this Current Report on Form 8-K:

Exhibit Number	Description
10.1	Amended and Restated Executive Employment Agreement, dated December 6, 2004 and effective May 28, 2004, by and between the Company and Ashok Belani.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CREDENCE SYSTEMS CORPORATION

By:	/s/ Graham J. Siddall
Graham J. Siddall
Chairman of the Board and Chief Executive Officer

Date: December 8, 2004

EXHIBIT INDEX

Exhibit Number	Description
10.1	Amended and Restated Executive Employment Agreement, dated December 6, 2004 and effective May 28, 2004, by and between the Company and Ashok Belani.